Exhibit 99.42

Madrid/Roma, 2 de julio de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Fax nº:

91 585 1662

Muy señores nuestros:

En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores (en adelante, “LMV”), ACCIONA, S.A. (en adelante, “ACCIONA”) y ENEL ENERGY EUROPE S.r.l. (en adelante, “ENEL ENERGY EUROPE”) (en lo sucesivo conjuntamente denominadas como los “Oferentes”), en lo relativo a la oferta pública de adquisición presentada conjuntamente por los Oferentes sobre el 100% de las acciones de ENDESA, S.A. (en adelante, “ENDESA”) el día 11 de abril de 2007 y comunicada a la Comisión Nacional del Mercado de Valores como Hecho Relevante número 78974 (en adelante, la “Oferta”), comunican el siguiente:

Dear Sirs,

In compliance with section 82 of Act 24/1988, of July 28th, on the Securities Market (hereinafter, “LMV”), ACCIONA, S.A. (hereinafter, “ACCIONA”) and ENEL ENERGY EUROPE S.r.l. (hereinafter, “ENEL ENERGY EUROPE”) (hereinafter jointly referred to as the “Offerors”, as regards the offer to purchase  jointly launched by the Offerors over all the shares of ENDESA, S.A. (hereinafter, “ENDESA”) on April 11, 2007 and duly reported to the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores) as Relevant Information (Hecho Relevante) number 78974 (hereinafter the “Offer”), hereby report the following:

HECHO RELEVANTE	RELEVANT INFORMATION

I.-

De conformidad con el apartado II del Hecho Relevante número 78974 por medio del cual se comunicó la presentación de la Oferta a la Comisión Nacional del Mercado de Valores, el 11 de abril de 2007, los Oferentes comunicaron que en caso de que ENDESA repartiese cualquier dividendo, realizara cualquier otra distribución o reparto o tuviese lugar la distribución de cualquier otro concepto asimilable a los anteriores, desde la fecha de la presentación de la Oferta hasta la fecha de publicación de su resultado, la contraprestación se reduciría en cuantía igual al importe bruto distribuido.

I.-

In accordance with paragraph II of the Relevant Information number 78974 by virtue of which the launching of the Offer was reported to the Spanish National Securities Exchange Commission, on April 11, 2007, the Offerors communicated that in the event that ENDESA pays any dividend or other distribution prior to the acceptance for payment of ENDESA securities tendered under the Offer, the consideration offered per share should be reduced by an amount equivalent to the gross distributed per share.

II.-

Por lo tanto, aunque la contraprestación inicialmente ofrecida por los Oferentes ascendía a 41,30 euros por cada acción de ENDESA, por aplicación de la regla de ajuste establecida en el párrafo anterior, dado que la Junta General de Accionistas de ENDESA aprobó el pasado 20 de junio el reparto de un dividendo complementario por importe de 1,14 euros por acción que ha sido abonado en el día de hoy, se ajusta la contraprestación ofrecida, resultando un importe final efectivo de CUARENTA EUROS Y DIECISEIS CENTIMOS DE EURO (40,16.-€) por cada acción de ENDESA. La contraprestación será hecha efectiva en metálico.

II.-

Therefore, even though the Offerors initially announced a consideration amounting to EUR 41.30 per share of ENDESA, after the application of the adjustment formula established in the previous paragraph, and given that the General Shareholders Meeting of ENDESA dated June 20, 2007 approved the distribution of a dividend of EUR 1.14 per share which has been paid today, the offer price under this Offer is adjusted resulting a final amount of EUR 40.16 per share of ENDESA. The consideration will be paid in cash.

2 de julio de 2007	July 2, 2007
Atentamente/Yours faithfully,
ACCIONA, S.A. P.p. _________________________	ENEL ENERGY EUROPE S.r.l. P.p. _______________________